The payment of principal, interest and all other amounts owing on this Note is subject to certain subordination provisions set forth in paragraph 3 herein. This Note was originally issued on April 5, 1996 and has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law. The transfer of this Note is subject to certain restrictions set forth in paragraph 7 herein.


                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE


April 5, 1996                                                    $20,250,000.00

     Spinnaker Industries, Inc., a Delaware corporation (the "Company"), hereby promises to pay to Alco Standard Corporation ("Alco") or its permitted assigns (Alco and each of its permitted assigns is a "Holder") the principal amount of Twenty Million Two Hundred Fifty Thousand and No/100 Dollars ($20,250,000.00), together with interest thereon calculated form the date hereof in accordance with the provisions of this Note. This Note is being executed by the Company in exchange for the cancellation of that certain Subordinated Promissory Note, dated September 29, 1995, issued by the Company and payable to the order of Alco.

     1.   INTEREST RATE/PAYMENT OF INTEREST.

          (a) $6 MILLION 1996 PORTION. With respect to $6,000,000.00 of the principal amount of this Note (the "$6 Million 1996 Portion"), interest shall accrue from April 5,1996, at the rate of seven percent (7%) per annum, on the unpaid principal amount of the $6 Million 1996 Portion outstanding from time to time. Subject to the provisions of paragraphs 3 and 11 hereof, the Company shall pay to the Holder, in arrears, all accrued interest on or before September 30, 1996. Any accrued interest, which for any reason has not theretofore been paid with respect to the $6 Million 1996 Portion shall, subject to paragraph 3 hereof, be paid in full, in cash, within 30 days of the date on which the principal amount of the $6 Million 1996 Portion is paid or converted pursuant to paragraph 11 hereof.

          (b) $7 MILLION 1997 PORTION. With respect to $7,000,000.00 of the principal amount of this Note (the "$7 Million 1997 Portion"), interest shall accrue from April 5, 1996, at the rate of seven percent (7%) per annum or at the higher rate provided below, on the unpaid principal amount of the $7 Million 1997 Portion outstanding from time to time. Subject to the provisions of paragraphs 3 and 11 hereof, the Company shall pay to the Holder, in arrears, all accrued interest on each September 30 and March 31 (each September 30 and March 31 being an "Interest Payment Date") during the term of this Note, beginning on September 30, 1996. Any accrued interest, which for any reason has not theretofore been paid, or is not permitted to be paid by the terms of any Senior Indebtedness (as defined in Annex A attached hereto) on any Interest Payment Date with respect to the $7 Million 1997 Portion (the "1997 Capitalized Interest") shall, subject to paragraph 3 hereof, be paid in full, either in cash or, at the Company's election, by increasing the principal amount of the $7 Million 1997 Portion of the Note by an amount equal to the 1997 Capitalized Interest within

20 days of the date on which the principal amount of the $7 Million 1997 Portion is converted pursuant to paragraph 11 hereof. Interest that is paid by increasing the principal amount of the $7 Million 1997 Portion of the Note shall accrue at the rate of 9% per annum.

          (c) $7 MILLION 1998 PORTION. With respect to the remaining $7,250,000.00 of the principal amount of this Note (the "$7 Million 1998 Portion"), interest shall accrue from April 5, 1996, at the rate of seven percent (7%) per annum, on the unpaid principal amount of the $7 Million 1998 Portion outstanding from time to time. Subject to the provisions of paragraphs 3 and 11 hereof, the Company shall pay to the Holder, in arrears, all accrued interest on each September 30 and March 31 during the term of this Note, beginning on September 30, 1996. Any accrued interest, which for any reason has not theretofore been paid, or is not permitted to be paid by the terms of any Senior Indebtedness on any Interest Payment Date with respect to the $7 Million 1998 Portion (the "1998 Capitalized Interest") shall, subject to paragraph 3 hereof, be paid in full, either in cash or, at the Company's election, by increasing the principal amount of the $7 Million 1998 Portion by an amount equal to the 1998 Capitalized Interest within 20 days of the date on which the principal amount of the $7 Million 1998 Portion is paid or converted pursuant to paragraph 11 hereof. Interest that is paid by increasing the principal amount of the $7 Million 1998 Portion of the Note shall accrue at the rate of 9% per annum.

     2.   PAYMENT OF PRINCIPAL.

          (a)  SCHEDULED PAYMENTS. Subject to the provisions of subparagraph 2
(c) and paragraph 3 below, the Company shall repay or convert the entire principal amount of the Note, together with all accrued and unpaid interest thereon, as follows:

               (i) $6 MILLION 1996 PORTION. The $6 Million 1996 Portion shall be automatically converted into shares of the Company's common stock, no par value per share (the "Common Stock") as provided in paragraph 11 hereof.

               (ii) $7 MILLION 1997 PORTION. All of the outstanding principal of the $7 Million 1997 Portion is due and payable in full on the earlier of (x) six months after the Maturity Date of the Term Loans (as those terms are defined in the Credit Agreement (as defined in Annex A hereto)) and (y) six months after all obligations under the Credit Agreement have been paid in full in cash (but in no event earlier than April 5, 1997), unless previously converted pursuant to paragraph 11 hereof.

               (iii) $7 MILLION 1998 PORTION. All of the outstanding principal of the $7 Million 1998 Portion is due and payable in full on the first anniversary of the date on which the outstanding principal amount of the $7 Million 1997 Portion is paid in full, unless previously converted pursuant to paragraph 11 hereof.

          (b) PREPAYMENT. Subject to the provisions of paragraph 3 hereof, the Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal of this Note. Prepayments of principal shall be applied as directed by the Company.

          (c) EVENTS OF ACCELERATION. Subject to paragraph 3 hereof, Alco will have the right, but not the obligation, to demand immediate payment of all outstanding principal, and all interest accrued hereon to the date of demand upon consummation by the Company of an offering of approximately $100,000,000 of the Company's senior subordinated notes in respect to which BT Securities Corporation is acting as managing underwriter or placement agent.

     3.   SUBORDINATION: RESTRICTIONS ON PAYMENT.

     Notwithstanding anything in this Note to the contrary, the obligations of the Company in respect of the principal, interest, fees, charges and other amounts on this Note, and all rights and remedies of the Holder under this Note, shall be subordinate, junior and subject in right of payment, to the prior payment in full in cash of all Senior Indebtedness to the extent and in the manner hereinafter set forth on ANNEX A hereto, which Annex A is incorporated herein in its entirety and made a part hereof.

     4.   EVENTS OF DEFAULT.

          (a) DEFINITION. For purposes of this Note, an "Event of Default" shall be deemed to have occurred (subject to paragraph 3 hereof) if:

               (i) the Company shall default in the payment of interest or principal of this Note on the date when due, whether at maturity, by acceleration or otherwise; or

               (ii) the Company shall fail to perform any covenant required to be performed hereunder, which failure shall continue for a period of 30 days after the Company receives notice of such failure; or

               (iii) the Company shall make a Restricted Payment (defined in paragraph 5); or

               (iv) a liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding occurs with respect to the Company.

          (b)  CONSEQUENCES OF EVENTS OF DEFAULT.

               (i)   If an Event of Default of the type described in clause (i),
          (ii) or (iii) of subparagraph 4(a) above has occurred and is continuing, the Holder may, subject to paragraph 3 hereof, declare all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of this Note. If the Holder demands immediate payment of all or any portion of this Note, the Company shall, subject to paragraph 3 hereof, immediately pay to such Holder the principal amount of this Note requested to be paid together with all accrued and unpaid interest thereon.

               (ii) If an Event of Default of the type described in clause (iv) of subparagraph 4(a) above has occurred, all of the outstanding principal amount of this Note shall, subject to paragraph 3 hereof, automatically be immediately due and payable without any notice or other action on the part of the Holder.

               (iii) Upon the occurrence of an Event of Default, the Holder, subject to paragraph 3 hereof, shall also have any other rights which such person may have been afforded by the Company under any contract or agreement at any time and any other rights which such person may have pursuant to applicable law.

     5. RESTRICTED PAYMENTS. So long as any portion of the principal amount of this Note (together with all accrued interest thereon) remains outstanding, without the prior written consent of the Holder, the Company shall not (a) declare or pay any cash dividends or make any cash distributions upon any of its Common Stock or (b) redeem, retire, purchase or otherwise acquire any of its equity securities for cash (other than redemptions, retirements, purchases or acquisitions of equity securities from employees in connection with the termination of their employment) each such prohibited declaration, payment, distribution, purchase, redemption, acquisition or retirement being referred to as a "Restricted Payment").

     6. FINANCIAL STATEMENTS. So long as any portion of the principal amount of this Note remains outstanding, the Company will deliver to Alco (a) as soon as available but in any event within 45 days after the end of the first three quarterly accounting periods in each fiscal year, unaudited consolidated statements of income for such quarterly period, and consolidated balance sheets as of the end of such quarterly period, and all such statements will be prepared in accordance with United States generally accepted accounting principals, consistently applied ("GAAP"), and (b) within 90 days after the end of each fiscal year, audited consolidated statements of income for such fiscal year and audited consolidated balance sheets as of the end of such fiscal year, all prepared in accordance with GAAP.

     7. TRANSFER RESTRICTIONS. This Note has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law. If the Holder desires to transfer this Note, such person first must furnish the Company with (a) a written opinion reasonably satisfactory to the Company in form and substance from counsel reasonably satisfactory to the Company to the effect that the Holder may transfer this Note as desired without registration under the Securities Act of 1933 or any applicable state securities law, and (b) a written undertaking executed by the desired transferee reasonably satisfactory to the Company in form and substance agreeing to be bound by all of the provisions of this Note, including, without limitation, the subordination provisions set forth in paragraph 3 hereof.

     8. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full or this Note has been converted into the Common Stock pursuant to paragraph 11, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

     9. PLACE OF PAYMENT; NOTICES. Payments of principal and interest, delivery of shares of Common Stock and any notice hereunder are to be delivered to the Holder at the following address:

                   Alco Standard Corporation
                   825 Duportail Road
                   Chesterbrook, Wayne, PA 19087
                   Attention:  Treasurer

Notices to the other parties hereto are to be delivered at the following addresses:


     Spinnaker Industries, Inc.               Timothy R. Vaughan
     600 North Pearl, Suite 2160, LB100       Crouch & Hallett, L.L.P.
     Dallas, TX 75201                         717 N. Harwood, Suite 1400
     Attention: Treasurer                     Dallas, Texas 75201


Other addresses may be specified in written notices delivered to the other parties hereto. Notices shall be deemed received when delivered personally, or one day after being sent by Federal Express or other overnight carrier, or five days after being sent by certified or registered mail.

     10. GOVERNING LAW. The validity, construction, and interpretation of this Note will be governed by the internal laws, and not the laws of conflicts, of the State of New York.

     11.  CONVERSION.

          (a) CONVERSION OF $6 MILLION 1996 PORTION. The $6 Million 1996 Portion, together with all interest accrued and unpaid on the $6 Million 1996 Portion, shall automatically, on that date that is 30 days after the execution of this Note (the "Initial Conversion Date"), and without any action being required on the part of the Holder of this Note, convert into shares of fully paid and nonassessable shares of Common Stock (the "Initial Conversion Shares") at an initial conversion price per share of $35.00 (plus or minus 10%, at the discretion of the Company) (the "Initial Conversion Price"), unless the Holder of this Note shall reasonably object. Upon surrender of this Note, the Company shall deliver to the Holder certificates evidencing shares of Common Stock into which the $6 Million 1996 Portion, together with accrued and unpaid interest thereon, was converted. Based on the Initial Conversion Price, the number of Initial Conversion Shares shall be 171,430 shares. Following such surrender, the Company shall issue a replacement note, in form and substance substantially similar to this Note, but appropriately revised to reflect such conversion.

          (b) CONVERSION OF $7 MILLION 1997 AND $7 MILLION 1998 PORTION. The Holder of this Note shall have the right, commencing on the dates set forth in subparagraph 11 (c) below, at any time thereafter and from time to time to convert all, or any portion, of the unpaid principal of the $7 Million 1997 Portion and the $7 Million 1998 Portion of this Note, together with all interest accrued and unpaid on the principal amount so converted, into that number of fully paid and nonassessable shares of Common Stock obtained by dividing the principal amount of the Note or portion thereof surrendered for conversion, together with accrued and unpaid interest thereon, by the applicable "Conversion
Price" (defined in subparagraph 11 (d) below).   If a portion of this Note is
converted, the principal amount (together with accrued and unpaid interest thereon) so converted shall be applied for the proper number of shares of Common Stock for the portion converted and the balance of the unpaid principal amount hereof shall remain outstanding and due and payable in accordance with the terms hereof, or may be converted at a subsequent date pursuant to the terms of this Note. The conversion shall be deemed to have been effected immediately before the close of business on the date the Company receives a notice of conversion from the Holder; and at such time (i) the principal amount of the Note (together with accrued and unpaid interest thereon) so converted shall be deemed to be satisfied and paid in full and (ii) the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of such shares of Common Stock as of that date, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then have been actually delivered. Following such surrender, in the case of a partial conversion, the Company shall issue a replacement note, in form and substance substantially similar to this Note, but appropriately revised to reflect such conversion.

          (c) CONVERSION PRICE. The price per share at which shares of Common Stock shall be delivered upon conversion of the $7 Million 1997 Portion and $7 Million 1998 Portion (the "Conversion Price") shall be the Fair Market Value of the Common Stock on the trading date immediately preceding the date fixed for conversion.

          (d)  CONVERSION DATES.

               (i) $7 MILLION 1997 PORTION. All or any part of the principal of the $7 Million 1997 Portion may be converted commencing April 1, 1997.

               (ii) $7 MILLION 1998 PORTION. All or any part of the principal of the $7 Million 1998 Portion may be converted commencing April 1, 1998.

          (e) FAIR MARKET VALUE. As used herein the term "Fair Market Value" of a share of the Common Stock shall be the average of the mean of the closing ask and bid prices of such Common Stock (or last sale price if the Common Stock is then reported on the National Market System of NASDAQ or is then listed on a major securities exchange) during the 20 trading days immediately preceding the applicable date.

          (f) The number of shares of Common Stock to be issued upon conversion of this Note shall be subject to adjustment as follows:

               (i) If the Company at any time shall consolidate or merge with, or sell or convey all or substantially all its assets to, any other corporation, partnership or limited liability company, this Note or any portion hereof convertible into Common Stock as provided for herein shall be convertible into such number and kind or securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities into which this Note or any portion hereof was convertible immediately before such consolidation, merger, sale or conveyance. The Company shall take such steps in connection with such consolidation or merger, sale or conveyance as may be necessary to assure that the provisions of this Note shall thereafter be applicable, as nearly as reasonably may be, in relation to any security or property thereafter deliverable upon conversion of this Note. The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions hereof shall apply to such securities of such successor or purchaser after any such consolidation, merger or conveyance.

               (ii) If the shares of the Company's Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the (i) Initial Conversion Price with respect to the $6 Million 1996 Portion and (ii) the Conversion Price with respect to the $7 Million 1997 Portion and the $7 Million 1998 Portion shall be proportionately reduced in case of a subdivision of shares or proportionately increased in the case of a combination of shares, in both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately before such event.

          (g) FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued in connection with any conversion, but in lieu of such fractional share, the Company shall, subject to paragraph 3 hereof, make a cash payment therefor upon the basis of the Fair Market Value of such share of Common Stock on the conversion date.

     12.  COVENANTS OF THE COMPANY.

          (a) The Company covenants that it will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) shall at all times reserve and keep available, so long as this Note remains outstanding, free from preemptive rights, the number of shares of Common Stock equal to the number of shares of Common Stock to be issued upon the conversion of this Note, and (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

          (b) The Company shall engage Allen & Company, or such other investment banking firm reasonably acceptable to both the Company and Alco, to effect a private resale by Alco of the Initial Conversion Shares as soon as practicable after conversion of the $6 Million 1996 Portion into the Initial Conversion Shares. All costs of such resale, including without limitation fees of Allen & Company or such other investment banking firm, shall be paid by the Company. In the event that a private resale of the Initial Conversion Shares is not effected on or before June 30, 1996, the Company shall use its best reasonable efforts to cause to become effective a registration statement covering the public resale by Alco of the Initial Conversion Shares so that Alco will be able to sell the shares of Common Stock in the public market.

          (c) Alco will have the right to designate a representative to attend all meetings of the Company's board of directors, so long as it owns, or has the right to acquire, at least five percent of the outstanding Common Stock.

          (d) As long as either any portion of this Note is outstanding or any shares of Common Stock are held by Alco, it will receive copies of (i) all financial information delivered to the Company's lenders, (ii) all filings made with the United States Securities and Exchange Commission, and (iii) all press releases.

          (e) Subject to paragraph 3 hereof, on or before September 30, 1996, the Company will pay Alco the difference between the net proceeds received by Alco upon the sale of the Initial Conversion Shares and $6,000,000.00 (the "Make Whole Provision"). The Company will have the option of paying any amount due under the Make Whole Provision either in cash or by delivering the number of shares of Common Stock obtained by dividing the amount of the Make Whole Provision by the Fair Market Value of the Common Stock on September 30, 1996.


          IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.

                                       SPINNAKER INDUSTRIES, INC.


                                       By:
                                           ----------------------------------
                                       Title:
                                             --------------------------------

                            SUBORDINATION PROVISIONS

                                     ANNEX A
                 TO SUBORDINATED CONVERTIBLE PROMISSORY NOTE

     Section 1.01. SUBORDINATION OF LIABILITIES. Spinnaker Industries, Inc. (the "Company"), for itself, its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the "Note") by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the "Subordinated Indebtedness") is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

     Section 1.02. COMPANY NOT TO MAKE PAYMENTS WITH RESPECT TO SUBORDINATED
                   INDEBTEDNESS.

     (a) The Company may not, directly or indirectly, make any payment (whether in respect of principal, interest or other amounts) of any Subordinated Indebtedness and may not acquire (whether in respect of principal, interest or other amounts) any Subordinated Indebtedness for cash or property until the sixth month anniversary following the date on which all Senior Indebtedness has been paid in full in cash, although the Company may issue shares of its common stock upon conversion of any principal or interest on the Note in accordance with the terms thereof, and provided further the Company may prepay the Subordinated Indebtedness with the proceeds of the Take-Out Notes (as defined in the Credit Agreement referred to in Section 1.07 hereof) so long as the proceeds of such Take-Out Notes have been first used to prepay the Senior Indebtedness then outstanding in full in cash.

     (b) In the event that notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, the Company shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

     (c) In the event that any payment of Subordinated Indebtedness is required to be made pursuant to the terms thereof before the sixth month anniversary following the date on which all

Senior Indebtedness is paid in full in cash, such payment shall be extended until such sixth month anniversary and each holder of the Note agrees that such extension shall not give rise to a default or an event of default under the Note and each holder of the Note agrees that it will not sue for, or otherwise take any action to enforce the Company's obligation to pay, amounts owing in respect of the Note until the sixth month anniversary following the date on which all Senior Indebtedness has been paid in full in cash.

     Section 1.03. SUBORDINATION TO PRIOR PAYMENT OF ALL SENIOR INDEBTEDNESS ON DISSOLUTION. LIQUIDATION OR REORGANIZATION OF COMPANY. Upon any distribution of assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

     (a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character, whether in cash, property, securities or otherwise on account of the Subordinated Indebtedness:

     (b) any payment or distributions of assets of the Company of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

     (c)  in the event that, notwithstanding the foregoing provisions of this
Section 1.03, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if the hereafter referenced notice is not given, the Company shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the

Company (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

     Section 1.04. SUBROGATION. Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Company, its creditors other than the holders of Senior indebtedness, and the holder of the Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

     Section 1.05. OBLIGATION OF THE COMPANY UNCONDITIONAL. Except to the extent set forth in this Annex A, nothing herein is intended to or shall impair, as between the Company and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Company other than the holders of the Senior Indebtedness. Upon any distribution of assets of the Company referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

     Section 1.06. SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF COMPANY OR HOLDERS OF SENIOR INDEBTEDNESS. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or BY ANY ACT or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.


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

     Section 1.07. SENIOR INDEBTEDNESS. The term "Senior Indebtedness" shall mean all Obligations (as defined below) of the Company under, or in respect of, the Senior Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the "Credit Agreement"), dated as of April 5, 1996, by and among the Company, the Lenders named therein and Bankers Trust Company, as Administrative Agent, or any other Loan Document (as defined in the Credit Agreement) to which the Company is a party, and in each case any renewal, extension, restatement, refinancing or refunding thereof. As used herein, the term "Obligation" shall mean any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations payable under the documentation governing any Senior Indebtedness (including interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim against the debtor in any such proceeding).

     Section 1.08. MISCELLANEOUS. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Company or any other person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or such other person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.



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